Exhibit 5(b)

                                  REID & PRIEST LLP
                                 40 West 57th Street
                              New York, N.Y.  10019-4097
                                Telephone 212 603-2000
                                   Fax 212 603-2001




                                                  New York, New York
                                                  January 28, 1997


          Minnesota Power & Light Company
          30 West Superior Street
          Duluth, Minnesota  55802

          Dear Sirs:

                    Referring to the proposed issuance and sale by you of not to exceed $80,000,000 in principal amount of one or more proposed new series of the Company's First Mortgage Bonds (Bonds), as contemplated in the registration statement to be filed by you on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that:

                    1. With respect to each series of Bonds which are to be issued at any one time (Offered Bonds), all action necessary to make the Offered Bonds valid, legal and binding obligations of the Company will have been taken when:

                    (a) At a meeting or meetings of the Company's Board of Directors or the Executive Committee of the Board of Directors favorable action shall have been taken to approve and authorize the issuance and sale of the Offered Bonds, an appropriate Supplemental Indenture to the Company's presently existing Mortgage and Deed of Trust, as supplemented, in substantially its final form and any other final action necessary to the consummation of the proposed issuance and sale of the Offered Bonds;

                    (b) The Minnesota Public Utilities Commission shall have issued an order or orders authorizing the issuance and sale of the Bonds;

                    (c) The aforementioned Supplemental Indenture shall have been duly executed and delivered by the parties thereto; and

                    (d) The Offered Bonds shall have been issued and delivered for the consideration contemplated in the registration statement and any Prospectus Supplement relating to the Offered Bonds and in accordance with the provisions of the Company's Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York) and Richard H. West (W.T. Cunningham, successor), as Trustees, as heretofore supplemented and to be further supplemented by the aforementioned Supplemental Indenture.

                    2. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters of Minnesota law, we have relied with your consent upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary to the Company.

                    We hereby consent to the use of our name in such registration statement, and to the use of this opinion as an exhibit thereto.


                                                  Very truly yours,

                                                  /s/ REID & PRIEST LLP

                                                  REID & PRIEST LLP